Exhibit 99.1

Park City Group Reports 148% Increase in Income from Operations for the Second Quarter of Fiscal 2022

Company achieves 99% Recurring SaaS Revenue

Continues Strategic Effort Towards Traceability Solution for FDA Mandates

Salt Lake City, UT – February 14, 2022 – Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that largely partners with grocery retailers, wholesalers, and their suppliers, to accelerate sales, control risk, improve supply chain efficiencies, and source hard-to-find items, today announced financial results for the second quarter of fiscal 2022, the period ended December 31, 2021.

Second Quarter Financial Highlights:

●	Total revenue decreased 16% to $4.4 million from $5.2 million due to planned conversion of all non-recurring revenue including MarketPlace.
●	Recurring SaaS revenue increased from 78% of total revenue to 99% of revenue.
●	Recurring revenue increased 7% to $4.3 million. Year-to-date, recurring revenue increased 9% to $8.7 million.
●	Total operating expenses decreased 29% to $3.4 million from $4.8 million due to lower overall SG&A expenses and planned conversion of MarketPlace.
●	Operating income increased 148% to $958,000 from $386,000 in the second quarter last year.
●

GAAP net income decreased 46% to $872,000 vs. net income of $1.6 million due to a $1.1 million gain in the prior year related to forgiveness of the Company’s PPP loan. Excluding this non-recurring PPP gain, net income increased 66%.

●	Net income to common shareholders decreased 51% to $725,000, vs. $1.5 million, due to the $1.1 million non-recurring PPP gain in the prior-year quarter.
●	EPS of $0.04 vs. $0.08 in the prior year second quarter.
●	Cash from operations of $3.1 million year-to-date.
●	The company repurchased 244,552 shares at an average price of $5.85 for a total of $1.43 million in the quarter and has $10.5 million remaining on its buyback authorization.

Randall K. Fields, Chairman and CEO of Park City Group commented, “As planned, we delivered 99% recurring revenue as a SaaS model, giving us and our shareholders greater visibility and predictability to our topline. This is evident in the 7% increase in recurring revenue this quarter and 9% year to date. Elimination of non-recurring revenue and sunsetting ancillary and low-margin revenue streams supports our ongoing revenue strategy and strengthens our preparation for track and trace initiatives, certainly one of the largest opportunities in our company’s history. We also aligned our revenue strategy with spending, evident in our 149% increase in operating income, clearly demonstrating our emphasis on profitability and cash flow growth.”

Mr. Fields continued, “With growth in recurring revenue and continued decreases in our cash expenses, we have structural and predictable profitability and cash flow. We continue to leverage the company as the clear leader, and the obvious partner, to help the entire industry confront and address supply chain challenges, food safety compliance requirements. The FDA traceability mandates are coming either through FDA mandate or self-interest in the food industry. Interest in our track and trace capabilities remains robust, adoption of our compliance solutions as well as our supply chain services are all progressing. We are well-aligned with our customers’ needs for transparency, traceability, supply chain and compliance. As the FDA requirements become clearer, I am confident we will be prepared to execute flawlessly.”

Second Quarter Financial Results (three months ended December 31, 2021, vs. three months ended December 31, 2020):

Total revenue decreased 16% to $4.4 million as compared to $5.2 million due to an approximate $1 million decrease in MarketPlace revenue and the planned elimination of all non-recurring revenue. This was partially offset by a 7% increase in core recurring SaaS revenue. Total operating expense decreased 29% to $3.4 million due to a decrease in cost of goods related to the lower MarketPlace revenue and lower operating expenses. GAAP net income was $872,000, versus $1.6 million. The prior-year quarter included a $1.1 million gain related to the forgiveness of the Company’s PPP loan. Excluding this non-recurring gain, net income would have increased 66%. GAAP net income to common shareholders was $725,000, or $0.04 per diluted share, compared to $1.5 million (inclusive of the $1.1 million non-recurring gain), or $0.08 per diluted share.

Year-To-Date Financial Results (six months ended December 31, 2021, vs. six months ended December 31, 2020):

Total revenue decreased 14% to $8.9 million as compared to $10.4 million due largely to a nearly $2.1 million planned elimination of all non-recurring revenue including MarketPlace. This was partially offset by a 9% increase in core recurring SaaS revenue. Total operating expense decreased 28% to $6.8 million due to a decrease lower operating expenses and elimination of MarketPlace costs. GAAP net income was $1.8 million versus $2.2 million. The prior-year period included a $1.1 million gain related to the forgiveness of the Company’s PPP loan. Absent the one-time gain, net income increased 69%. GAAP net income to common shareholders was $1.5 million, or $0.08 per diluted share, compared to $1.8 million (inclusive of the $1.1 million non-recurring gain), or $0.10 per diluted share.

Share Repurchases:

In the second quarter, the Company repurchased 244,552 shares at an average price of $5.85 for a total of $1.43 million. Since share repurchases began in May 2019, the Company has repurchased 1,002,914 shares at an average price of $5.66 for a total of $ 5.7 million. The Company has approximately $10.5 million remaining on the $12 million buyback authorization.

Balance Sheet:

The Company had $21.7 million in cash and cash equivalents at December 31, 2021, compared to $24.1 million at June 30, 2021, reflecting the paydown of Park City’s $6 million working line of credit in the first quarter. The Company had $930,000 drawn on its working line of credit as of December 31, 2021. Funds were utilized to buy back additional shares of stock.

Conference Call:

The Company will host a conference call at 4:15 p.m. Eastern today to discuss the Company’s results. The conference call will also be webcast and will be available via the investor relations section of the Company’s website, www.parkcitygroup.com.

Participant Dial-In Numbers:
Date: Monday, February 14th

Time: 4:15 p.m. ET (1:15 p.m. PT)

Toll-Free: 1-877-407-9716

Toll/International 1-201-493-6779

Conference ID: 13726882

Replay Dial-In Numbers:

Toll Free: 1-844-512-2921

Toll/International: 1-412-317-6671

Replay Start: Monday February 14, 2022, 7:15 p.m. ET

Replay Expiry: Monday March 14, 2022, 11:59 p.m. ET

Replay Pin Number: 13726882

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2020 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

John Merrill, CFO

investor-relations@parkcitygroup.com

Or

FNK IR

Rob Fink

646.809.4048

rob@fnkir.com

PARK CITY GROUP, INC.

Consolidated Condensed Balance Sheets (Unaudited)

	December 31, 2021	June 30, 2021
Assets
Current Assets:
Cash	$21,708,693	$24,070,322
Receivables, net of allowance for doubtful accounts of $267,039 and $234,693 at December 31, 2021 and June 30, 2021, respectively	3,491,793	3,891,699
Contract asset – unbilled current portion	821,868	1,248,936
Prepaid expense and other current assets	972,099	490,817
Total Current Assets	26,994,453	29,701,774

Property and equipment, net	932,896	2,589,194

Other Assets:
Deposits and other assets	22,414	22,414
Prepaid expense – less current portion	21,827	47,987
Contract asset – unbilled long-term portion	174,741	408,925
Operating lease – right-of-use asset	650,988	695,371
Customer relationships	459,900	525,600
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	143,108	171,732
Total Other Assets	22,356,864	22,755,915

Total Assets	$50,284,213	$55,046,883

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$482,915	$467,194
Accrued liabilities	1,075,852	988,092
Contract liability - deferred revenue	1,657,859	1,755,341
Lines of credit	930,000	6,000,000
Operating lease liability - current	92,453	90,156
Total current liabilities	4,239,079	9,300,783

Long-term liabilities:
Operating lease liability – less current portion	558,535	605,214

Total liabilities	4,797,614	9,905,997

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at December 31, 2021 and June 30, 2021	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at December 31, 2021 and June 30, 2021	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized; 19,154,464 and 19,351,935 issued and outstanding at December 31, 2021 and June 30, 2021, respectively	191,547	193,522
Additional paid-in capital	73,120,949	74,298,924
Accumulated deficit	(27,834,275)	(29,359,938)

Total stockholders’ equity	45,486,599	45,140,886

Total liabilities and stockholders’ equity	$50,284,213	$55,046,883

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020

Revenue	$4,353,587	$5,174,204	$8,913,264	$10,399,606

Operating expense:
Cost of services and product support	817,213	2,091,588	1,663,700	4,072,545
Sales and marketing	1,152,036	1,205,295	2,340,929	2,488,336
General and administrative	1,209,002	1,231,139	2,305,658	2,313,064
Depreciation and amortization	217,767	261,597	478,931	510,097
Total operating expense	3,396,018	4,789,619	6,789,218	9,384,042

Income from operations	957,569	384,585	2,124,046	1,015,564

Other income (expense):
Interest income	86,884	81,503	142,040	115,844
Interest expense	(3,303)	(1,907)	(6,201)	(72,452)
Unrealized gain (loss) on short term investments	(113,807)	71,828	(263,098)	55,565
Other gain (loss)	-	1,099,350	(83,081)	1,099,350
Income before income taxes	927,343	1,635,359	1,913,706	2,213,871

(Provision) for income taxes:	(55,275)	(12,500)	(94,821)	(36,186)
Net income	872,068	1,622,859	1,818,885	2,177,685

Dividends on preferred stock	(146,611)	(146,611)	(293,222)	(293,222)

Net income applicable to common shareholders	$725,457	$1,476,248	$1,525,663	$1,884,463

Weighted average shares, basic	19,357,000	19,526,000	19,370,000	19,508,000
Weighted average shares, diluted	19,682,000	19,716,000	19,658,000	19,653,000
Basic income per share	$0.04	$0.08	$0.08	$0.10
Diluted income per share	$0.04	$0.08	$0.08	$0.10

PARK CITY GROUP, INC.

Consolidated Condensed Statements of Cash Flows (Unaudited)

	Six Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$1,818,885	$2,177,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	478,931	510,097
Amortization of operating right of use asset	44,382	42,196
Stock compensation expense	234,396	166,923
Bad debt expense	250,000	310,000
Gain on disposal of assets	(24,737)	-
Gain on debt extinguishment	-	(1,099,350)
Loss on sale of property and equipment	107,820	-
(Increase) decrease in:
Accounts receivables	285,141	520,719
Long-term receivables, prepaids and other assets	(97,532)	685,158
(Decrease) increase in:
Accounts payable	15,721	131,654
Operating lease liability	(44,382)	(42,196)
Accrued liabilities	87,811	590,271
Deferred revenue	(97,482)	(237,143)
Net cash provided by operating activities	3,058,954	3,756,014

Cash flows from investing activities:
Sale of property and equipment	1,374,085	-
Purchase of property and equipment	(17,049)	(103,218)
Net cash provided by (used in) investing activities	1,357,036	(103,218)

Cash flows from financing activities:
Net (decrease) increase in lines of credit	(5,070,000)	1,060,175
Common Stock buyback/retirement	(1,470,974)	-
Proceeds from employee stock plan	56,577	50,328
Dividends paid	(293,222)	(293,222)
Payments on notes payable	-	(920,754)
Net cash used in financing activities	(6,777,619)	(103,473)

Net increase in cash and cash equivalents	(2,361,629)	3,549,323

Cash and cash equivalents at beginning of period	24,070,322	20,345,330
Cash and cash equivalents at end of period	$21,708,693	$23,894,653